AGREEMENT TO RESCIND

                     INTELLECTUAL PROPERTY LICENSE AGREEMENT

      THIS AGREEMENT TO RESCIND INTELLECTUAL PROPERTY LICENSE AGREEMENT (this "Agreement") is made as of December ___, 2004, between TechAlt, Inc., a Nevada corporation (f/k/a Dendo Global Corp.) ("Pubco"), and Technology Alternatives, Inc., an Illinois corporation ("Privateco") (collectively, the "Parties"). All capitalized terms not defined herein shall have the meaning assigned to them in the License Agreement (defined below).

      WHEREAS, on or around August 20, 2004 Pubco entered into an Intellectual Property License Agreement, a copy of which is attached hereto as Exhibit A (the "License Agreement") with Privateco, pursuant to which 10,044,000 shares of the common stock of Pubco (the "Shares") were issued to Privateco and certain other parties in exchange for $100,000 and the licensing of certain intellectual property of Privateco to Pubco;

      WHEREAS, shortly after consummation of the License Agreement a minority shareholder of Privateco instituted a lawsuit involving claims related to the License Agreement (the "Lawsuit"); and

      WHEREAS, to satisfy certain demands of the minority shareholder who brought the Lawsuit the Parties have entered into discussions to rescind the License Agreement with the intent of restoring the status quo as it existed prior to consummation of the License Agreement;

      NOW, THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Parties do hereby enter into this Agreement and stipulate, covenant, warrant, and agree as follows:

1. Rescission of the License Agreement. Privateco hereby rescinds ab initio its licensing of the intellectual property licensed pursuant to the License Agreement (the "IP") and Pubco agrees to said rescission ab initio of the IP, which rescission the Parties acknowledge shall restore the status quo as it existed immediately before the Parties entered into the Licensing Agreement when Pubco had no rights to exploit the IP. The period between consummation of the Licensing Agreement and consummation of this Agreement shall hereinafter be referred to as the "Rescission Period."

2. Re-establishing the Status Quo. The Parties agree to take the following steps in the interest of re-establishing the status quo as it existed immediately prior to consummation of the Licensing Agreement.

      (a) All revenue earned and expenses incurred with respect to the License Agreement by Pubco during the Rescission Period shall be considered Privateco revenue and expense.

      (b) All contracts entered into by Pubco during the Rescission Period shall be considered contracts of Privateco and where possible subject to novation.

      (c) All certificates representing Shares and Additional Shares of Pubco issued pursuant to the License Agreement during the Rescission Period shall be returned to Pubco and cancelled.

      (d) The Boards of Directors of both Pubco and Privateco as currently constituted shall adopt resolutions approving this Agreement.

      (e) All documents, records, instruments and other written materials transferred from Privateco to Pubco pursuant to the License Agreement shall be returned to Privateco.

      (f) All ancillary documents executed in connection with consummation of the License Agreement are hereby rescinded ab initio, including, but not limited to, all Investment Letters and the Indemnification Agreement.

      (g) All transaction documents shall be obtained by Privateco and marked or deemed cancelled ab initio.

      (h) All shares cancelled by Pubco pursuant to the License Agreement shall be deemed to have not been cancelled and shall be deemed cancelled pursuant to the Agreement and Plan of Merger between Pubco and Privateco, a copy of which is attached hereto as Exhibit B.

3. General Provisions.

      (a) This Agreement shall be governed by and shall be construed in accordance with the laws of the State of Nevada as they apply to contracts entered into and wholly to be performed in such state. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof. The Parties hereto hereby agree that any suit, action or proceeding instituted with respect to this Agreement shall be brought only in a Federal court or state court located in the State of Nevada. Further, the parties hereby waive any and all rights to a jury trial.

      (b) Any notice, demand or request required or permitted to be given by the Parties pursuant to the terms of this Agreement shall be in writing and shall be deemed given (i) when delivered personally, (ii) five (5) business days after it is deposited in the U.S. mail, certified with return receipt requested and with proper postage prepaid, or (iii) one day after deposit (prepaid) with a nationally recognized overnight courier, and addressed to the party being notified at his or its address specified on the applicable signature page hereto or such other address which the addressee may subsequently notify the Parties in writing.

      (c) Failure by any of the Parties to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, nor prevent that party thereafter from enforcing each and every other provision of this Agreement. The rights granted the Parties herein are cumulative and shall not constitute a waiver of any party's right to assert all other legal remedies available to it under the circumstances.

      (d) The Parties acknowledge that money damages may not be an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper to enforce this Agreement or to prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief in appropriate circumstances.

      (e) This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      (f) Each party to this Agreement represents that such party has duly authorized, executed and delivered this Agreement and that this Agreement is a valid and binding obligation of such party, enforceable against such party in accordance with its terms.

      (g) All parties to this Agreement have been duly consulted with the counsel of their choosing, and understand each and every term, obligation and condition imposed by this Agreement.

      (h) The terms of this Agreement shall remain confidential between the parties to this Agreement and their respective attorneys, accountants and corporate officers and directors; provided, however, that the terms of this Agreement may be disclosed as required under federal and state securities laws, rules and regulations, or as required by court order.

      IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

         PUBCO:

         TECHALT, INC.

         By:

         ------------------------------
         Name: David M. Otto
         Its: Secretary

         PRIVATECO:

         TECHNOLOGY ALTERNATIVES, INC.

         By:

         ------------------------------
         Name: James E. Solomon
         Its: President & Chief Executive Officer